Exhibit 10.10

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

[***] SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made and entered into as of September 8, 2021 (“Effective Date”) between Intel Corporation, a Delaware corporation, having its principal place of business at 2200 Mission College Boulevard, Santa Clara, California 95054, USA, on behalf of itself and its Affiliates (“Intel”), and GRIID Infrastructure LLC, a Delaware limited liability company, having its principal place of business 2577 Duck Creek Rd, Cincinnati, OH 45212, on behalf of itself and its Affiliates (“Company” or “you”) Intel and Company are each individually referred to as a “Party” and collectively referred to as the “Parties”.

BACKGROUND

Intel develops and manufactures semiconductor products; the Parties desire for Intel to manufacture and sell, and for Company to purchase, an Integrated Circuit product named BZM2 and any future [***] Products, if any, offered by Intel to Company under this Agreement.

Company will purchase BZM2 from Intel for use in Company Products, and the Parties further desire to establish terms of sale as further set forth in this Agreement.

The following Addenda are incorporated by reference as part of this Agreement:

Addendum A	Terms and Conditions of Sale
Addendum B	BZM2 Ordering, Pricing. and Related Terms
Addendum C	BZM2 SKU Product Specifications
Addendum D	BZM2 Reference Design Materials
Addendum E	BZM2 Reference Design Materials license

For each [***] Product made available under this Agreement, the Parties will attach a separate Addenda B, C, D, and E specific to that Bonanza Mine Product, with the addenda for the first [***] Product under this Agreement being specified as Addenda B-1, C-1, D-1, and E-1 and the addenda for any future [***] Product being sequentially numbered thereafter (e.g., an Addendum B for each future product would be sequentially numbered Addendum B-2, Addendum B-3 .. Addendum B-[n]).

The Specific Terms and Conditions appended hereto directly below (the “Specific Terms and Conditions”) are incorporated by reference as part of this Agreement.

With this background in mind, Intel and Company intend and agree to be legally bound as set forth in this Agreement:

INTEL CORPORATION		GRIID INFRASTRUCTURE LLC

Signed:	[***]	Signed:	[***]

By:	/s/ [***]	By:	/s/ Trey Kelly
Title:	Senior Director & GM of Custom Accelerators	Title:	Founder & CEO / Manager
Date:	09-Sep-2021	Date:	09-Sep-2021

1	Definitions. The following definitions have the meaning as defined below:

1.1

“Affiliate” of a Party means any entity that Controls, is Controlled by, or is under common Control with, such Party. “Control” means direct or indirect ownership through one or more intermediaries, of more than 50% of an entity’s voting capital or other voting rights.

1.2	“Company Products” mean products developed or manufactured by or for Company that include or use BZM2 or other [***] Products, excluding Intel Products.

1.3	“[***] Products” means Intel Products which are application specific Integrated Circuits designed specifically for processing SHA-256 cryptographic hash functions and associated software.

1.4	“BZM2” means [***], the second-generation [***] Product.

1.5	“CNDA” means the Corporate Non-Disclosure Agreement between Intel and its Affiliates and Company and its Affiliates (CNDA#cnda017251 dated January 15, 2021).

1.6	“Confidential Information” has the same meaning as provided in the CNDA.

1.7	“Copyrights” means all worldwide copyrights, copyright applications, copyright registrations, or any right analogous to those described in this definition in foreign jurisdictions.

1.8

“Feedback” means Company’s inputs, comments, responses, opinions, errata or other content regarding [***] Products, Reference Design Materials, PRM or other Intel Products or Intel’s Technologies provided to Intel during the term of this Agreement.

1.9

“Force Majeure” means a cause beyond a Party’s reasonable control, including acts of nature, fire, theft, war, riot, labor or material shortage, supplier capacity constraints, embargoes, acts of government, or acts of civil or military authorities.

1.10

“Integrated Circuit” means an integrated unit comprising one or more active or passive electronic or optical circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical or optical functions, including, if provided therewith, packaging, housing, or supporting means and any and all firmware, microcode or drivers, if needed to cause such circuit to perform substantially all of its intended hardware functionality, whether or not such firmware, microcode, or drivers are shipped with such integrated unit or subsequently provided by Intel and installed at a later time.

1.11	“Intel Products” means any products developed or manufactured by or for Intel, including but not limited to Integrated Circuits.

1.12	“Order” means a request from Company to buy Products from Intel. The request may be in the form of a purchase order or an electronic order placed through a business-to-business electronic system.

113

“Order Acknowledgement” means a confirmation provided to Company from Intel confirming that your Order has been accepted. Intel may provide an Order Acknowledgement in writing, by e-mail or via a business-to-business electronic system.

114	“Reference Design Materials” is defined in an Addendum E, and described in an Addendum D.

2	Dispute Resolution.

2.1

Resolution Procedure. Any dispute arising out of or relating to this Agreement (including any of the Addenda hereto), whether based on contract, tort, or any other legal or equitable theory, will be resolved as follows: Either Party may notify the other Party of the dispute, and provide a reasonably detailed description of the basis for the dispute as well as relevant supporting documents. Senior management of each Party will then attempt to resolve the dispute. If the Parties do not resolve the dispute within 45 days of the initial dispute notice, either Party may provide notice of its demand for formal dispute resolution through non-binding mediation Within 30 days after the form al dispute resolution demand, the Parties will meet for one day with an impartial mediator selected by mutual agreement and consider dispute resolution alternatives other than arbitration. If the Parties cannot agree on a mediator, they will each select one nominator, who must not at that time be employed by either Party, and the two nominators will agree on and appoint the mediator. If the Parties do not resolve the dispute or agree on an alternative method of dispute resolution within 60 days after the formal dispute resolution demand, either Party may begin formal proceedings.

2.2

Injunctive Relief. Either Party at any time may seek a preliminary injunction or other provisional equitable remedies against the other Party for misappropriation of trade secrets or breach of confidentiality obligations without complying with the dispute resolution process in Section 2.1.

3	Confidentiality.

3.1

Confidential Information of each Party disclosed in the course of performance of this Agreement (including any of the Addenda hereto) will be disclosed in accordance with and subject to the CNDA and this Agreement.

3.2	The Parties specifically agree that this Agreement and its existence are the Confidential Information of each Party individually under the CNDA.

3.3

The Parties specifically agree that Company’s (but not Company’s Affiliates’) prospective investors, financing sources, and acquirers related to a SPAC Transaction (as defined below) will be deemed “Covered Persons” under the CNDA.

4	No Reliance.

4.1

Other Activities. Subject to the terms set forth in this Agreement, either Party may evaluate, independently develop or market technology or products similar to those that are the subject of this Agreement Each Party may have similar agreements with others provided those agreements do not result in such Party’s breach of this Agreement. Subject to the terms set forth in this Agreement each Party is permitted to design, develop, manufacture, acquire, or market competitive products and services, and conduct its business in whatever way it chooses.

4.2	Responsibility for Own Costs. Unless otherwise expressly stated in this Agreement, each Party is responsible for its own costs and expenses related to the formation and negotiation of this Agreement.

5	Term, Termination, and Survival.

5.1

Term. This Agreement is effective on the Effective Date and will continue until the fourth anniversary of the Effective Date, unless otherwise terminated earlier in accordance with this Agreement (the “Initial Term”). Thereafter, this Agreement shall automatically renew for one additional one-year period (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either Party provides the other Party with written notice of its intent not to renew this Agreement not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.

5.2

Termination. Either Party may terminate this Agreement by giving written notice to the other Party if the other Party materially breaches any of the terms of this Agreement and fails to remedy such material breach within sixty (60) days of receipt of written notice of such breach from the non-breaching Party. The Parties may also have options to terminate as described in the Addenda; such options will be exercised in accordance with this Section 5.2, unless otherwise specified with respect to that option in the Addenda.

5.3

Survival. Unless otherwise stated in this Agreement, Sections 1, 3, and 5.3 of this Agreement survive the expiration or termination of this Agreement by either Party for any reason. Sections of Addenda A, F, and G survive the expiration or termination of this Agreement by either Party for any reason, in accordance with their own respective survival terms in each Addendum.

5.4	Assignment.

5.4.1

Except as otherwise provided in the Addenda, either Party may assign, in whole, or delegate its rights and/or obligations, or any part of such rights or obligations, under this Agreement to any or all of its Affiliates provided the Party shall remain liable hereunder notwithstanding any such assignment or delegation. Otherwise, neither Party may assign any rights or delegate any duties under this Agreement without the prior written approval of the other Party

5.4.2

Any attempt to assign any rights, duties or obligations hereunder in contravention of this Section 5.4 will be a material breach of this Agreement and the other Party may, in addition to all other available remedies, declare the assignment null and void This Agreement will bind and inure to the benefit of the respective Parties and their permitted successors and assigns. Upon assignment of this Agreement, the assigning Party must ensure that any permitted assignee has a non-disclosure agreement with each Party which is at least as restrictive as the CNDA covering Confidential Information disclosed pursuant to this Agreement.

5.4.3

If Company is subject to a Change of Control, Company may request from Intel the right to assign this Agreement in its entirety to the surviving entity in the Change of Control. Company must notify Intel of the pending Change of Control at least thirty (30) days prior to the effective date of the Change of Control. Intel may agree or deny the request for assignment in accordance with its then-applicable internal approval process, provided however, that Intel agrees not to unreasonably withhold its approval. For purposes of this Agreement, a Change of Control occurs if: (1) any person or group shall come to own, directly or indirectly, beneficially or of record, voting securities representing more than 50% of the total voting power of Company; (2) Company merges with or into some third party if Company is not the surviving entity following such merger; (3) Company becomes a subsidiary of some third party; or (4) the entire business or assets of Company are acquired by any third party.

5.4.4

Notwithstanding anything in this Section 5.4 to the contrary, the Parties specifically agree that Company may, with only prior written notice to Intel, assign this Agreement to the surviving entity of a merger or acquisition transaction (“SPAC Transaction”) between the Company and a special purpose acquisition company (“SPAC”) if, and only if, (a) the SPAC does not have any existing operations during the three month period prior to and including the date of the SPAC Transaction and (b) no material equity interest in or to the SPAC is directly or indirectly held, either prior to or immediately after the SPAC Transaction, by the manufacturer of products competitive with any Intel products. In addition, following any assignment of this Agreement as permitted by this Section 5.4.4, Intel will have the right to terminate this Agreement upon notice to the surviving entity of the SPAC Transaction if a material equity interest in or to the SPAC is acquired by the manufacturer of products competitive with any Intel products. For the purposes of this Section 5.4.4, a “material equity interest” means any equity interest required to be reported under applicable laws and/or SEC regulations and includes without limitation, stock, warrants, options, debt and any other security interest in or to the SPAC.

5.5

Relationship of Parties. Intel and Company are independent contractors. Neither Party may create any obligations on the other, or bind the other to any contract, agreement or undertaking with any third Party. Nothing in this Agreement or any Addenda will create a partnership, joint venture, employment, or agency relationship between the Parties. Unless expressly provided in this Agreement or any Addenda, neither Party is obligated to announce or market any products or services or commercialize any technology.

5.6

Entire Agreement. The terms and conditions of this Agreement, including its Addenda with their specific scopes of coverage, constitute the entire agreement between the Parties, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that in entering into this Agreement it has not relied on, and will not be entitled to rely on, any oral or written representations, warranties, conditions, understandings, or communications between the Parties that are not expressly set forth in this Agreement. Modifications or waivers of any term of this Agreement must be in a writing signed by authorized representatives of each Party.

5.7

Notices. All notices required or permitted to be given in this Agreement or any Addenda will be in writing, will make reference to this Agreement, and will be delivered by hand, or dispatched by prepaid air courier, by email transmission, or by registered or certified airmail, postage prepaid, to the address specified below. Such notices will be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery Any Party may give written notice of a change of address and, after notice of such change has been received by the other Party, any notice will thereafter be given to the first Party at such changed address.

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054

Attn: General Counsel

Ref: [***]

With a copy which shall not be notice to: [***]

GRIID INFRASTRUCTURE LLC

2577 Duck Creek Rd

Cincinnati, OH 45212

Attn: Trey Kelly, CEO

Email: [***]

5.8

Trade Compliance. Both Parties acknowledge that the products, services, or technical data that are the subject of this Agreement may be subject to export controls under U.S and other applicable government laws and regulations. Both Parties will com ply with these laws and regulations governing export, re-export, import, transfer, distribution, use, and servicing of such products, services, or technical data, and agree to obtain all required government authorizations. Neither Party may sell or transfer any product, service, or technical data that is the subject of this Agreement to any entity listed on a denial order published by a government agency either in the U.S. or another country, or a country subject to sanctions imposed by a government agency, without first obtaining a license or authorization. Neither Party will use, sell, or transfer product, service, or technical data that is the subject of this Agreement for purposes prohibited by any government agency either in the U.S. or another country, including, without limitation, the development, design, manufacture, or production of nuclear, missile, chemical or biological weapons, unless authorized by a specific license.

5.9

Publicity. Neither Party may use the name of the other in any advertising or other form of publicity without the prior written permission of the other. If Intel issues or approves a press release regarding BZM2 with another customer, Intel will either include Company in that press release or provide Company the opportunity to participate in or conduct, with Intel’s approval, a similar press release announcement regarding BZM2 within thirty (30) days of the other announcement.

5.10

Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and any Party to this Agreement may execute any counterpart, each of which when executed and delivered will constitute an original and all of which counterparts taken together will constitute one instrument. The Parties agree that facsimile or electronic transmission of original signatures constitute and will be accepted as original signatures.

5.11	Represented by Counsel. Each Party has been represented by counsel, or has had the opportunity to be represented by counsel, during the negotiation and execution of this Agreement.

5.12

DISCLAIMER OF WARRANTIES. Except as provided otherwise in the relevant Addendum, the developments and technology provided by Intel is “AS IS” and without warranties of any kind, express, implied, or statutory, including those regarding merchantability, fitness for any particular purpose, non-infringement, or any warranty arising out of any course of dealing, usage of trade, proposal, specification, or sample.

5.13	Order of Precedence. In the event of a conflict between this Agreement and any attached Addendum, the order of precedence shall be: Addendum B, Addendum A and then this Agreement,

// Addenda follow this page. //

Addendum A

Terms and Conditions of Sale for [***] Products (“Products”)

The Parties agree that these terms and conditions of sale specified by this Addendum A (these “Conditions”) apply only to the sale of [***] Products under the Agreement to which this Addendum A is attached and is not applicable to or intended to set precedent with respect to the sale of other Intel Products or services. All references to specific sections are to specific sections within this Addendum, unless otherwise specifically noted. In the event of a conflict between this Addendum and the Agreement, the order of precedence shall be as set forth in section 5.14 (Order of Precedence) of the Agreement For the purposes of this Addendum A, all references to “Products” will mean only [***] Products as defined in the Agreement.

These are the Conditions under which Intel sells Products to you. These Conditions apply to the exclusion of any terms or conditions you seek to impose or incorporate, or that might be implied by usage of trade, custom, practice, course of dealing, course of performance or otherwise. Your acceptance of any offer (or counter-offer) by Intel is limited to these Conditions only. Intel’s acceptance of any offer by you is expressly made conditional on your assent to these Conditions. Intel objects to and rejects all additional or different terms and conditions. Your issuance of an Order or your acceptance of Products when delivered constitutes your acceptance of and assent to Intel’s applicable Order Acknowledgment under the Agreement and these Conditions in full and without addition or modification.

In these Conditions, in addition to definitions specified in the Agreement, the definitions set out in Section 14 below apply.

1. Price and Taxes

The price for the Products is the price stated on the applicable Order Acknowledgment If the applicable Order Acknowledgment does not state a price, then the price is set out in the Price List in effect at the time Intel accepted the Order Sometimes, Intel may offer you pricing incentives in a Written Agreement If you do not comply with all of the terms of the Written Agreement, the pricing incentives set out in that agreement will not apply and Intel may charge you the price specified in the Price List.

Prices are exclusive of all Transaction Taxes, which you must pay. If Intel is required by law to collect Transaction Taxes from you, you must pay the Transaction Taxes to Intel, as well as all other payments required under the Agreement Each Party is responsible for its own respective income taxes or taxes based on gross revenues or gross receipts.

2. Terms of Payment and Security Interest

This Section 2 is only applies if Intel extends credit to Company for purchase of Products.

Intel may invoice you for the price of the Products on or at any time after the date Intel ships the Products All sales on credit are subject to the approval of Intel’s credit department All amounts invoiced by Intel are due (and paid at Intel’s bank) within 30 days from the date of invoice, without any offset, counterclaim, holdback or deduction. Whenever asked by Intel, you must promptly send to Intel your most current quarterly and or annual financial statements. You must comply with payment terms and conditions contained in the Intel Corporation Money Laundering Prevention Policy (as provided to you from time-to-time by Intel). Intel may refuse to accept forms of payment mentioned as unacceptable in that policy.

lf (a) your financial condition changes, (b) you default on any payment obligation to Intel, (c) you fail to meet or maintain Intel’s minimum credit standards, or (d) you fail to provide requested quarterly and/or annual financial statements to Intel , Intel may at any time accelerate all amounts due from you to Intel, refuse or vary the credit terms, require payment by cash in advance or on delivery, suspend production or shipment of the

Products, request adequate assurance, and pursue any remedies available at law or equity under the Agreement. You must reimburse Intel on demand for all expenses incurred by Intel (including, reasonable attorneys’ fees and costs) with respect to any delinquent payment. Overdue amounts bear interest at the rate of the lesser of 1%% per month or the highest lawful monthly rate, accrued and compounded from the date due until paid.

You grant Intel a security interest in all present and future Products sold, delivered or licensed by Intel to you under the Agreement, and all profits, rents, royalties and proceeds arising from or related to the Products You must, on request from Intel, execute promptly any documents and perform any other acts, at your sole expense, that Intel considers necessary or advisable to confirm, continue and/or perfect the security interests granted under the Agreement. You irrevocably authorize Intel to execute and file any financing statements covering all Products subject to the security interest granted under the Agreement.

3. Title, Delivery and Risk of Loss

Intel will decide, at its discretion, the applicable shipping, title transfer, and delivery terms based on the delivery destination. Except for situations where DDU (Incoterm 2000 version) may be used, any stated Incoterms on shipping documents or Order Acknowledgements will be in reference to the Incoterms 2010 version. Unless specified otherwise by Intel or in the Agreement, title to Products will transfer to you at the same time as the risk in the Products transfers to you in accordance with the applicable Incoterm. Shipment of Product may originate from Intel or from its authorized subcontractors or suppliers. Products will be shipped in Intel’s standard packaging and by the method Intel or its subcontractor considers best. If you request special packaging or shipping methods and Intel agrees to your request, Intel may invoice you for the extra cost. If you participate in any of Intel’s specialized delivery programs, the terms of the program about title and delivery will apply to the supply of Products that are the subject of the program. Intel reserves the right to amend such terms and methods at any time without notice or liability.

4. Orders and Product Availability

Delivery dates and Product quantity availability, as described in the Order Acknowledgment (or as otherwise communicated to you), are estimates only Intel will make reasonable efforts to deliver Products in accordance with the dates communicated to you; however, Intel is not liable for any failure to deliver where or when estimated. If, for whatever reason, Intel experiences Product shortages, Intel may hold or allocate Products among its customers, as Intel considers appropriate

You may not cancel or reschedule an Order, or any part of an Order, for end-of-life Products. For other Products, you may only reschedule or cancel an Order, or part of an Order, if you notify Intel of the cancellation or rescheduling within the time limits notified to you from time-to-time by Intel or as set forth in Section 4 of Addendum B You may reschedule a Product shipment only once. Intel may, from time to time, specify a minimum order quantity and standard order increments for particular Products. If you request Products in quantities which do not meet Intel’s minimum order quantity or standard order increments requirements, Intel may invoice you the extra cost incurred by Intel in complying with your request.

5. Limited Warranty

(a) Hardware. Intel warrants to you that, on delivery, Hardware will be free from material defects in material and workmanship and will materially conform to Intel’s published specifications or specifications detailed in this Agreement for [***] from the date of shipment to you by Intel. This warranty is subject to Sections 5(d) through 5(h) below.

(b) Hardware Warranty Remedies. If you make a valid Hardware warranty claim under Section 5(a), Intel will, at its option and expense, within a reasonable period from Intel’s receipt of the defective Hardware: (i) repair the defect in the Hardware; (ii) correct any material non-conformance to published specifications; (iii) replace the non-conforming Hardware with Hardware of equal or better functional performance; or (iv) refund or credit to your account the purchase price paid by you.

To receive the benefit of these remedies: (i) you must follow Intel’s return instructions (as may be detailed in an applicable Intel RMA policy) to return the Hardware to Intel’s service facility at your risk and expense; (ii) you must provide a written explanation of the non-compliance with the warranty set out or referred to in Section 5(a); (iii) Intel must be satisfied that the claimed non-compliance exists; and (iv) Intel must not have excluded the defect as “errata”. Returned units of Hardware that are not defective, that are not subject to warranty coverage as described in this Section 5, or that contain missing or damaged parts, will be returned to you at your sole expense, without credit, repair or replacement.

(d) Third Party Actions; Security Threats. Intel does not give or enter into any condition, warranty, or other term: (i) with respect to any malfunctions or other errors in its Products caused by virus, infection, worm or similar malicious code not developed or introduced by Intel; or (ii) to the effect that any Products will protect against all possible security threats, including intentional misconduct by third parties. Intel is not liable for any downtime or service interruption, for any lost or stolen data or systems, or for any other damages arising out of or relating to any such actions or intrusions or resulting from use of Products. Intel does not give or enter into any condition, warranty, or other term with respect to interoperability.

(e) Non-Intel Products. Any non-Intel branded or third-party products supplied to you by Intel are supplied “AS IS” without warranties of any kind.

(f) Warranty Limitations. Notwithstanding Sections 5(a) through 5(c) above, Intel does not give or enter into any condition, warranty, or other terms to the effect that Products (including any firmware embedded in Products) will be: failsafe; work without interruption or error; or be free from design defects or errors, designated by Intel as “errata”, including “errata” that may cause the Products (or any firmware embedded in Products) to deviate from published specifications. Intel may designate “errata” in its sole discretion, including after Product delivery or after your making of a warranty claim Intel does not give or enter into any condition, warranty, or other terms about defective conditions or non-conformities resulting from : (i) misuse, incorrect installation, mishandling, neglect, accident, or abuse of any Products; (ii) improper or inadequate maintenance or calibration of any Products; (iii) errors resulting from incorporation or combination of any Product into or with any other product, service or system ; (iv) interoperability; or (v) failure to apply Intel-supplied modifications or corrections. Intel is not liable for any downtime or system interruption attributed (or attributable) to your use of Intel’s electronic ordering or transaction systems or applications.

(g) Disclaimer. The warranties, conditions, other terms and remedies provided in the Agreement are instead of any other warranty or condition, express, implied or statutory, including, those regarding merchantability, fitness for any particular purpose, noninfringement, or any warranty arising out of any course of dealing, usage of trade, proposal, specification or sample. Intel does not assume (and does not authorize any person to assume on its behalf) any other liability. The warranties, conditions, and remedies provided in the Agreement are not subject to assignment, transfer or pass-through to your direct or indirect customers and any attempted assignment or transfer is void.

(h) Exclusive Remedy. This Section 5 states your sole and exclusive remedy, and Intel’s sole and exclusive liability, with respect to Products sold to you by Intel. In no event will Intel be liable for any monetary damages or other costs associated with warranty claims whether for the replacement or repair of products, including labor, installation or other costs incurred by you and, in particular, any costs relating to the removal or replacement of any product soldered or otherwise permanently attached to any printed circuit board.

6. Limitations of Liability

(a) Except as otherwise noted in this Section 6 or for a breach of confidentiality under Section 4 of the Agreement, neither Party will be liable for any of the following losses or damages (whether such losses or damages were foreseen, foreseeable, known, or otherwise): (i) loss of revenue; (ii) loss of actual or anticipated profits; (iii) loss of the use of money; (iv) loss of anticipated savings; (v) loss of business; (vi) loss of opportunity; (vii) loss of goodwill; (viii) loss of use of the Products; (ix) loss of reputation; (x) loss of, damage to, or corruption of data; or (xi) any indirect, incidental, special, or consequential loss or damage however caused (including loss or damage of the type specified in this Section 6(a)).

(b) Except as otherwise noted in this Section 6 or for a breach of confidentiality under Section 4 of this Agreement, neither Party’s total cumulative liability to the other Party, including for direct damages (and whether the breach arises because of breach of contract, negligence, or for any other reason), will not exceed the sum paid or payable to Intel by you under the Agreement for Products that are the subject of and directly affected by such claim.

(c) You acknowledge that the limitations of liability provided in these Conditions are an essential part of the Agreement. You agree that the limitations of liability provided in the Agreement with respect to Intel will be conveyed to and made binding upon any customer of yours that acquires the Products, alone or in combination with other items from you.

(d) Indemnity for Certain Uses of Products. Unless otherwise expressly agreed in writing by Intel, Products conveyed to you under the Agreement are not designed or intended for any application in which the failure of the Product could result in personal injury or death. You will indemnify, defend and hold harmless Intel, its directors, officers, employees, suppliers and subcontractors, against all claims, costs, damages and expenses (including reasonable attorneys’ fees and costs) arising, directly or indirectly, out of any claim of product liability, personal injury or death when associated with such unintended use of any Product, notwithstanding any claim that Intel, or its suppliers or subcontractors were negligent regarding the design or manufacture of the Product or any part of the Product.

(e) Damages Calculations for Certain Indemnity Claims. For indemnity claims under Section 7, and subject to the conditions under that Section, Intel will not be liable for paying those portions of amounts assessed or awarded based on: (i) the value of services or an assembly of products, devices or components that includes a Product, subject to a claim under Section 7, where that claim includes a demand for damages associated with the entire assembly (for example, damages based upon the “entire market value” rule); or (ii) the value or sales price of any products, devices, components or services other than a Product indemnified under the Agreement, when an assessment or award includes an allegation that those other items would have been sold together with, or as spare parts sold for, a Product subject to a claim under Section 7 (for example, “convoyed sales” or “derivative sales”).

(f) Time Limit for Claims. Except for a claim to recover amounts owed, any claim or action arising out of or in connection with the Agreement or its subject matter or formation (including non-contractual disputes or claims) must be started within one year after the cause of action accrues. If a given event or circumstance or series of connected events or circumstances gives rise to more than one claim, all such claims arising out of the same events or circumstances will be treated as a single claim, which will be treated as having arisen on the date on which the first of the connected claims arose.

7. Patent. Copyright and Trade Secret Indemnification

(a) Indemnity. Intel will indemnify, and, at its election, defend, you against claims asserted against you in any suit or proceeding for direct patent or copyright infringement, or for Intel’s trade secret misappropriation, asserted against: (i) a Product, alone and not in combination with anything; or (ii) a combination of Products.

(b) Exclusions. Notwithstanding anything else in the Agreement, Intel has no obligation to indemnify or defend the following claims:

(i) those asserted against elements or features in, or operation of, the hardware Product attributable in whole or in part to Intel’s inclusion of technology given by you to Intel, or compliance with your designs, specifications or instructions, including inclusion of code, circuitry or IP Blocks supplied by you or included at your request;

(ii) those asserted against the Product attributable in whole or in part to the Product’s modification by anyone other than Intel, or against the use of a Product, where that use is contrary to its specification or instructions for use;

(iii) those asserted against the combination of a Product with anything other than other Products;

(iv) those based on an allegation that a Product implements or complies with, in whole or in part, as shipped or when used, a Standard;

(v) those including an allegation that Intel, you, or a Product indirectly infringes, including by inducing or contributing to another’s infringement;

(vi) any claim (such as a counterclaim) that was made in response to a suit or proceeding first filed by you alleging patent infringement;

(vii) those including an allegation that a Product complies, in whole or in part, as shipped or when used, with any media decoding, encoding, or transcoding technology (such as, for example, through use of an audio or video codec); and

(viii) those asserting that you willfully infringed.

(c) Conditions. Intel’s obligations under this Section 7 are conditioned on your prompt written notice to Intel of a claim and on your tender to Intel of the right to solely control and conduct the defense and any settlement of the claim. You must fully and timely cooperate with Intel and provide Intel with all reasonably requested authority, information and assistance. Intel will not be responsible for any costs, expenses or compromise incurred or made by you without Intel’s prior written consent.

(d) Defense, Settlement and Remedies. At its option, Intel will solely control and conduct the defense and any settlement of indemnified claims. Intel may, in its sole discretion and at its own expense: (i) procure for you the right to continue using the Product; (ii) replace the Product with a non-infringing Product; (iii) modify the Product so that it becomes non-infringing; or (iv) upon your return of the Product to Intel, credit you the purchase price for the Product, less appropriate depreciation.

(e) Personal Indemnity. The foregoing indemnity is personal to you. You may not assign, transfer or pass through this indemnity to your customers. You will notify your customers that they must look solely to you for any indemnity for claims of infringement asserted against Products purchased from you.

(f) Exclusive Remedy. The foregoing states Intel’s entire obligation and your exclusive remedy for claims of patent or copyright infringement, or trade secret misappropriation, by any Product

8. Software License

Software provided by Intel is subject to strict compliance by you with the terms of the applicable software license agreement In the absence of any separate software license agreement, Intel grants to you a non-exclusive, personal, non-sublicensable, limited right and license under Intel’s copyrights to load data into or display, view or extract output results from, or otherwise operate any portion of the Software together with the Hardware, or to distribute the Software together with the Hardware.

9. Product and Manufacturing Changes

Intel reserves the right to change or modify the Products, or modify the specifications or manufacturing processes for Products Intel will use reasonable efforts to notify you of any proposed changes to published specifications.

10. Events Beyond a Party’s Control Force Majeure

Except for your payment obligations, neither party will be liable for any failure or delay in performing its obligations under the Agreement to the extent such failure or delay is caused by a Force Majeure Event In such circumstances, the time for performance will be extended by a period equivalent to the period during that performance of the obligation has been delayed or failed to be performed.

11. Export

You must comply with all laws and regulations of the United States and other countries governing the export, re-export, import, transfer, distribution, use, and servicing of Products. In particular, you must not: (a) sell or transfer Product to a country subject to sanctions, or to any entity listed on a denial order published by the United States government or any other relevant government; or (b) use, sell, or transfer Product for the development, design, manufacture, or production of nuclear, missile, chemical or biological weapons, or for any other purpose prohibited by the United States government or other applicable government; without first obtaining all authorizations required by all applicable laws For more details on your export obligations, please visit http://www .intel.com/content/www/us/en/legal/export -compliance.html?wapkw=export.

12. Privacy

Each party will process Personal Information it obtains from the other in compliance with the legal requirements and local laws applicable to the Personal Information You must give to Intel , or obtain on Intel’s behalf, all necessary consents required in order for Intel to process Personal Information to comply with the Agreement Such processing may include: conducting co-marketing or training; managing orders and accounts; and conducting credit related activities such as searches, reference checks, assessment and analysis.

13. General

(a) Selling Entity/Purchasing Entities. Intel Corporation sells Products through its selling entity, Intel Americas, Inc. Intel Corporation is not a selling entity and will not sell Products directly to you. You are responsible for the Purchasing Entity’s actions and you warrant that each Purchasing Entity is bound by the provisions of the Agreement, including those as to choice of law, jurisdiction, and venue selection.

(b) Governing Law, Jurisdiction & Venue. The Agreement, and any dispute or claim arising out of or in connection with it or its subject matter or formation, will be governed by the laws of the State of Delaware U.S.A. and the United States notwithstanding its conflicts of laws provision. Each party irrevocably agrees the courts of Delaware, U.S A will have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation. You waive any objection to such choice of law, jurisdiction and venue selection. The parties expressly reject the application of the United Nations Convention on Contracts for the International Sale of Goods.

(c) Notices. Any notice or other communication given to a party under or in connection with the Agreement must be in writing, addressed to that party at their registered corporate offices or such other address (or e-mail address) as that party may have specified to the other party in writing as an appropriate contact address. A notice or other communication may be delivered personally, sent by prepaid first-class post or other next working day delivery service, reputable commercial courier, fax, or e-mail.

(d) Electronic Contracting. Neither party will contest the enforceability of any transaction on the basis the transaction was conducted electronically.

(e) Entire Agreement. These Conditions may be incorporated by reference in other Written Contracts, all of which constitute the Agreement that is the entire agreement between Intel and you for sale of Products You acknowledge that you have not relied on any statement, promise, representation, assurance, or warranty made or given by or on behalf of Intel that is not set out in the Agreement Nothing in this Section will limit or exclude any liability for fraud or fraudulent misrepresentation.

(f) Severance. If any provision or part of the Agreement is held invalid, illegal or unenforceable, it will be deemed changed to the minimum extent necessary to make it valid, legal and enforceable If such change is not possible, the relevant provision or part will be deemed deleted Any change to, or deletion of, a provision or part under this Section will not affect the validity or enforceability of the rest of the Agreement Any terms in the Agreement that by their nature, extend beyond the termination or expiration of any sale or license of Products will remain in effect until fulfilled.

(g) Omitted.

(h) Waiver. Rights and remedies conferred under the Agreement, or by any other agreement or law, are cumulative and may be exercised independently or concurrently A waiver of any right or remedy under the Agreement or law is only effective if given in writing and will not be deemed a waiver of any later breach or default. No failure or delay by a party to exercise any right or remedy provided under the Agreement or by law will constitute a waiver of that or any other right or remedy, nor will it prevent or restrict the further exercise of that or any other right or remedy.

(i) Third-Party Rights. Any subsidiary or holding company of Intel, or subsidiary of Intel’s holding company, may enforce the Agreement as if it were Intel. Any other person who is not a party to the Agreement will not have any right to enforce its terms.

(j) Miscellaneous Rules of Interpretation. A “person” includes a natural person, or corporate or unincorporated body (whether or not having a separate legal personality), and a reference to company shall include any company, corporation or other body corporate, wherever and however incorporated or established. A reference to a party includes its personal representatives, successors or permitted assigns. Any phrase introduced by the terms “including”, “include”, “in particular”, “for example” or similar expression is illustrative and does not limit the sense of the words preceding those terms.

14. Additional Defined Terms:

•	Conditions: these Intel standard terms and conditions that apply to all sales of Products to you.

•	Hardware: Intel-branded tangible equipment, devices, components or parts provided to you under the Agreement.

•	Intel: Intel Corporation and its majority owned subsidiaries.

•	IP Blocks: reusable units of logic, cell, or chip layout design that are the technology of an entity other than Intel.

•	Personal Information: any information that may identify an individual and is provided to the other party in connection with the sale and purchase of the Products.

•

Price List: a list of Products and prices specified in, or in an exhibit to, the Addendum B applicable to the Products or as otherwise provided and made available to Company from time-to-time by Intel in writing.

•	Product/Products: Hardware and/or Software provided to you under the Agreement.

•	Purchasing Entity: You, your affiliate, subsidiary, parent or agent that may purchase Products from Intel.

•	Services: any Hardware or Software installation, customization, maintenance, repair, technical data and other support services for Products that are provided by Intel to you as a part of any Order.

•	Software: machine-readable instructions as provided to you under the Agreement.

•

Standard: any generally recognized technology or technical standard promulgated, distributed, specified, or published by an entity whose activities include developing, coordinating, promulgating, amending, reissuing, or otherwise producing standardized technology specifications or protocols for adoption by product manufacturers or the public. “Standards” includes “de facto” technology or technical standards that are initially introduced by one or more entities, which then become more widely adopted by others in other products; includes features characterized as “mandatory,” “optional,” and their equivalents; and includes versions characterized as “draft “ Examples of Standards include GSM, GPRS, EDGE, CDMA, UMTS, LTE, WCDMA, WiFi (also known as 802.11[x]), Bluetooth (also known as 802.15. 1), and de-facto standards such as HTML or VHS (video). Examples of entities that promulgate, distribute, specify or publish Standards include the IEEE, ITU, 3GPP, ETSI, and the USB implementers’ Forum.

•

Transaction Taxes: all taxes applicable to the sale or the purchase of the Products under the Agreement, including sales and use taxes, value added taxes and other charges such as duties, customs, tariffs, imposts, and government imposed surcharges but excluding income taxes or taxes based on gross revenues or gross receipts.

•

Written Agreement: an agreement with you regarding Products, signed by an Intel Vice President, President, or CEO, or issued by Intel and accepted by you through Intel’s “Click-to-Accept” web interface.

•	you or your. the person or firm that buys or is provided Products in accordance with the Agreement.

Exhibit 1 to Addendum A

Intel’s Return Material Authorization Procedure

Within the applicable warranty period, if a Product does not meet the limited warranty set forth in Section 5 of Addendum A to which this Exhibit 1 is attached, the Product may be returned to Intel to perform Failure Analysis Correlation Requested (FACR), provided that the customer promptly notifies Intel in writing that such Product is nonconforming and furnishes an explanation of the deficiency in accordance with Addendum A.

Intel will request a quantity of the affected material to be submitted first for FACR and failure analysis, with customer support to verify the Product is nonconforming. Customer will provide adequate fault isolation support to assist Intel with physical failure analysis (FA). If the FACR process finds the product to be nonconforming and concludes the failure root cause is subject to the limited warranty set forth in Section 5 of Addendum A, Intel will provide customer with a Return Material Authorization (RMA) number. Transportation charges for the return of Product to Intel will be paid by Intel. Upon receipt of defective material at Intel’s RMA warehouse, Intel will have a reasonable time (not to exceed three (3) business days) to elect the applicable remedy set forth in Section 5 of Addendum A.

Addendum B-1

BZM2 ORDERING, PRICING, AND RELATED TERMS

Any terms defined in this Addendum are applicable to this Addendum only and do not apply to the Agreement or other Addendums.

1.

Forecasting. Beginning November 2021, company will provide an 18-month rolling forecast to Intel each quarter Beginning December 2021, Intel will provide a supply response to Company’s forecast Company’s forecast and Intel’s supply response are for planning purposes only and are non-binding.

2.	BZM2 Supply Reservation and Deposit.

2.1.	Supply Reservation Quantity (“Reservation Quantity”): [***] units

2.2.

Supply reservation deposit (“Deposit”): $[***] USD due within ten (10) business days from the Effective Date of this Agreement. Section 5.2 of the Agreement notwithstanding, in the event payment of the Deposit is not timely received/made, Intel may elect to terminate the Agreement for material breach immediately upon written notice to Company. The Deposit requirement applies only to the Reservation Quantity and does not apply to BZM2 Orders beyond the Reservation Quantity.

2.3.	Delivery Window for Reservation Quantity (“Delivery Window”): [***] – May of 2023.

2.4.	Deposit Credit, Refund and Forfeiture.

2.4.1.	The Deposit will be applied as a credit to the purchase price of BZM2 on accepted Orders for delivery during the Delivery Window. The Deposit will be credited at a rate of $[***] per unit.

2.4.2.

Provided Company has not declined any BZM2 units offered by Intel for delivery during the Delivery Window and Intel does not provide Order Acknowledgements for the full Reservation Quantity prior to [***], Intel will refund any remaining Deposit balance not credited towards open Orders The refund will be paid by [***]. See example B in the table below.

2.4.3.

Provided Intel has offered Company BZM2 units for delivery during the Delivery Window equal to or greater than Reservation Quantity by [***], Company will forfeit any remaining Deposit balance not credited towards an open Order. The Deposit will be forfeited as of [***]. See example C in the table below.

2.4.4.

If Company has declined BZM2 units offered by Intel for delivery during the Delivery Window and Intel has not offered Company BZM2 units equal to or greater than the Reservation Quantity, the amount of the Deposit refunded will be reduced by the number of BZM2 units declined by Company multiplied by $[***] See example D in the table below.

24.5.	Examples

Example	A	B	C	D
Reservation Quantity	[***]	[***]	[***]	[***]
Deposit	[***]	[***]	[***]	[***]
# units offered	[***]	[***]	[***]	[***]
# units ordered	[***]	[***]	[***]	[***]
Deposit used	[***]	[***]	[***]	[***]
Deposit forfeited	[***]	[***]	[***]	[***]
Deposit refunded	[***]	[***]	[***]	[***]

2.5.	Allocation.

2.5.1.	Until such time as the Reservation Quantity has been fulfilled or the Delivery Window has lapsed:

(a)

Intel will offer to Company for purchase the greater of (i) a pro-rata share (the “Pro-Rata Share”) of the Available Supply as determined based upon the amount of Company’s deposits as compared to the total of all deposits made by all other customers making deposits for the Available Supply, and (ii) [***]% of the Available Supply; and

(b)

In the event another customer that has made a supply reservation declines the share of the Available Supply offered to it for purchase, Intel will first make that customer’s share available to the non-declining customers that have supply reservations with Intel on a pro-rata basis as determined based upon the amount of each non-declining customer’s deposits as compared to the total deposits made by all non-declining customers

2.5.2.

For a period of two (2) years after the Reservation Quantity has been fulfilled or the Delivery Window has lapsed, Intel will offer to Company for purchase a minimum of 25% of Available Supply provided:

(a)	Intel has no obligation to offer more than the volume forecasted by Company twelve (12) months in advance; and

(b)	Intel may reduce the percentage offered on a going forward basis based on Company’s average purchase percentage over the immediate prior 3 months By way of example:

if Company has ordered [***]%, [***]%, [***]% over the prior months, then the applicable minimum is [***]%.

if Company has ordered [***]%, [***]%, [***]% over the prior months, then the applicable minimum is [***]%.

2.5.3.

After the period defined in Section 2.5.2 above, if Available Supply remains constrained, Intel will allocate Available Supply to Company on a fair and equitable basis as determined by Intel in a manner that takes into consideration, among other things, Company’s purchase volume over the preceding three (3) months as compared to the purchase volume of other customers and Company’s forecasted volume.

2.5.4.	The term “Available Supply” means at least [***] % of the supply of BZM2 SKUs in Exhibit 1 to this Addendum offered by Intel for sale during any month.

2.5.5.	Intel does not guarantee any volume or have any obligation to continue to manufacture any supply of the Products under this Agreement.

2.6.	Purchase Commitment. During the Delivery Window, Company will purchase at least the Reservation Quantity from Intel.

3.	SKUs and Pricing. See Exhibit 1 of this Addendum

4.	Ordering.

4.1.

Purchase Orders. Intel will notify Company when BZM2 supply is available for order as part of the next production release approximately six (6) months prior to the expected delivery date. Upon notification, Company will have ten (10) business days to place a non-cancellable Order for a quantity up to the amount offered by Intel Company’s Order will be split between the SKUs in Exhibit 1 to this Addendum based on the percentages provided by Intel based on its expected manufacturing output. In the event Company declines to purchase the full amount of supply offered by Intel, Intel may immediately offer that supply to other customers. Each Order is subject to the terms of this Agreement, in particular Addendum A (Terms and Conditions of Sale for [***]), and will specify the quantity, price, and shipment instructions.

4.2.

Delivery and Quantities. Delivery dates and quantity availability, as described in Intel’s Order Acknowledgement, are an essential part of each Order, and Intel will make reasonable efforts to deliver the BZM2 units in accordance with the agreed dates, subject to Intel’s suppliers’ available capacity and manufacturing yield. You may reschedule a BZM2 shipment only once for a delivery date no later than 3 months from the originally scheduled delivery date. Company’s sole and exclusive remedy, and Intel’s sole and exclusive liability for a volume shortfall will be the refund of the pre-payment. The quantities for each SKU under each Order are estimates and will be adjusted prior to delivery to reflect the output from that recent manufacturing lot.

4.3.

Option to cancel for shipment delay. If, for whatever reason, other than Force Majeure, Intel fails to ship the agreed quantity of BZM2 units within four months of the agreed shipment date, Company may notify Intel in writing and cancel any undelivered quantities in the affected shipment. Upon such a cancellation, Intel will refund Company’s pre-payment for the cancelled shipment. This cancellation does not affect other shipments of any other Order. Company’s sole and exclusive remedy, and Intel’s sole and exclusive liability for a volume shortfall against an accepted Order will be the refund of Company’s pre-payment.

4.4.

Pre-PRQ Orders. Intel may offer BZM2 supply prior to Intel’s production release qualification process (“PRQ”) being completed for the purposes of providing Company early access to BZM2. Company acknowledges that Orders placed prior to PRQ are placed at Company’s sole risk and the delivered units may contain design, manufacturing, or quality flaws which may degrade the products performance or lifespan. If the units do not meet Intel’s PRQ requirements or they are ready to be shipped prior to Intel’s PRQ process completion, the units will be shipped under a waiver and will not be warranted by Intel. In the event BZM2 product reaches PRQ status after the Order Acknowledgement, but prior to shipment, the warranty under this Agreement will apply. Company has no obligation to place orders for pre-PRQ units.

4.4.1.

Any offer of pre-PRQ units will not be included in determining the amount of supply offered by Intel during the Delivery Window when calculating any unused Deposit that is eligible for refund to Company or forfeiture to Intel. If Company chooses to purchase pre-PRQ units, the Deposit will be applied as a credit to those units purchased.

5.	Payment.

5.1.	Company Information. Company will provide customary financial information to Intel for the purposes of setting up a direct purchase account and completing a credit check.

5.2.	Payment. Payment to Intel for each Order acknowledged will be due as follows:

•	[***]

•	[***]

Failure to pay the first payment will nullify Intel’s Order Acknowledgement and no production will be started. Failure to pay the second payment will result in a shipment hold and, if the second payment is not paid within sixty (60) days after the date on which the second payment is due, the order will be cancelled in its entirety without refund to Company of the first payment and will be considered a material breach of the Agreement for which Intel may immediately terminate the Agreement. For Orders beyond the Reservation Quantity, Intel and Company will negotiate in good faith about shortening the pre-payment window based on current market conditions Bank Account information for payment is listed below and is applicable to electronic transactions only. Intel may change the payment instructions with advanced written notice. Company must comply with the conditions contained in the Intel Corporation Money Laundering Prevention Policy (as provided to you from time-to-time by Intel). Intel may refuse to accept forms of payment mentioned as unacceptable in that policy.

5.3.	Intel Banking Information for Payments

[***]

Exhibit 1 to Addendum B-1

BZM2 Price List

BZM2-[***]: $[***] each

BZM2-[***]: $[***] each

Pricing applies for Orders placed prior to the end of the Delivery Window.

Specifications for each of the BZM2 SKUs included in this Exhibit 1 are specified in Addendum C-1 to the Agreement.

Addendum C-1

BZM2 SKU Product Specifications

BZM2–[***]

Specification	Value
Performance	[***	]
ASIC Power Efficiency	[***	]
Package Size	[***	]
Thermal Dissipation	[***	]
Operating Temperature	[***	]
Package Type	[***	]
MSL Level	[***	]
uHAST	[***	]
High Temp Operating Storage	[***	]
Temperature Cycling	[***	]

BZM2–[***]

Specification	Value
Performance	[***	]
ASIC Power Efficiency	[***	]
Package Size	[***	]
Thermal Dissipation	[***	]
Operating Temperature	[***	]
Package Type	[***	]
MSL Level	[***	]
uHAST	[***	]
High Temp Operating Storage	[***	]
Temperature Cycling	[***	]

Addendum D-1

Reference Design Materials (as defined in Addendum F below)

Intel agrees to provide Company with the following materials, subject to the licensing conditions in Addendum E-1 (Reference Design Materials License), solely for the purpose of demonstrating how BZM2 could be implemented in a system:

1.	[***]

2.	[***]

3.	[***]

4.	[***]

5.	[***]

6.	[***]

These materials will be delivered by Intel or relevant third parties.

Addendum E-1

Reference Design Materials License

All references to specific sections are to specific sections within this Addendum, unless otherwise specifically noted. Unless explicitly referenced in this Addendum E-1, the terms of the Agreement, including other Addenda, are not applicable to the licensing of the Reference Design Materials specified in Addendum D-1 of the Agreement. Referenced terms are to be strictly construed for the purpose of the section this Addendum within which they are referenced.

1.

PURPOSE. Intel has invested substantial money and effort in creating the Reference Design Materials. Intel is making available to Company the Reference Design Materials, as described in Addendum D-1 of this Agreement, under the limited licenses set forth in Sections 3 and 4 of this Addendum.

2.	DEFINITIONS.

A.

“Intel Components” means all of the hardware and software products and components sold or distributed by Intel or its affiliates that Intel specifies in the Reference Design Materials. Intel Components includes Intel Products and BZM2.

B.	“Intellectual Property Rights” means, all worldwide copyrights, Patents, trade secrets, and any other intellectual or industrial property rights, but excluding any trademarks or similar rights.

C.

“Licensed Patent Claims” means only those claims of Intel Patents that are necessarily and directly infringed by implementation of the Reference Design Materials in Company Products, alone and not in combination with any other materials. Licensed Patent Claims do not include any claims of any Intel Patent:

i.	that only are infringed by any portion of Company Products other than the portion that implements the Reference Design Materials alone and not in combination with anything else;

ii.	that are directed to semiconductors, semiconductor fabrication, or related processes;

iii.	that are subject to a RAND, FRAND or other similar licensing commitment to any standards or regulatory body;

iv.	that only are infringed by any third party components or software that may be identified or referenced in the Reference Design Materials; or

v.	other than those claims specifically identified in this definition, even if contained in the same Patent as a Licensed Patent Claim.

D.

“Patents” means all classes or types of patents (including, without limitation, originals, reexaminations, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patents throughout the world.

E.	“Reference Design Materials” or “RDM” means the reference designs and associated technical specification(s), including, but not limited to, design schematics, in the form that Intel specifies in

Addendum D-1 (Reference Design Materials or RDM) of this Agreement, without modification by Company. If Intel provides an updated Addendum D-1 that more specifically identifies the Reference Design Materials than the Addendum that accompanies this Agreement, that updated Addendum D-1 will control.

3.	LIMITED LICENSES – DEVELOPMENT.

A.

Copyright License. Intel hereby grants to Company a personal, non-transferable, non-exclusive, worldwide, royalty-free, revocable only under Section 13 of this Addendum, limited license, without the right to sublicense, only under Intel’s copyrights to internally reproduce a reasonable number of copies of the Reference Design Materials for the sole purpose of developing Company Products that include the Intel Components.

B.

Trade Secret License. Subject to Company’s compliance with this Addendum E-1, Intel hereby grants to Company, for the term , a personal, non-transferable, non-exclusive, worldwide, royalty-free, revocable only under Section 13 of this Addendum, limited license, without the right to grant sublicenses or further disclose, only under Intel’s trade secrets that are expressly disclosed in the Reference Design Materials to internally use the Reference Design Materials for the sole purpose of developing Company Products that include the Intel Components.

C.

Licensed Patent Claims License. Subject to Company’s compliance with this Addendum E-1, Intel hereby grants to Company, for the term, a personal, non-transferable, non-exclusive, worldwide, royalty-free, revocable only under Section 13 of this Addendum, limited license, without the right to grant sublicenses, only under the Licensed Patent Claims to internally make (other than making any Intel Components, other Intel products or third party components) and use an implementation of the Reference Design Materials for the sole purpose of developing Company Products that include the Intel Components.

4.	LIMITED LICENSES – DISTRIBUTION.

A.

Licensed Patent Claims License. Subject to Company’s compliance with this Addendum E-1, Intel hereby grants to Company , for the term , a personal, non-transferable, non-exclusive, worldwide, royalty-free, revocable only under Section 13 of this Addendum E-1, limited license, without the right to grant sublicenses, only under the Licensed Patent Claims to make (other than making any Intel Components, other Intel products or third party components), sell, and offer to sell the portion(s) of Company Products that implement the Reference Design Materials, provided that in order to be licensed under this Section 4.A Company Products must include the Intel Components. The license of this Section 4.A does not extend to the making of any Intel or third party hardware or software products, including Intel Components.

5.	LICENSE RESTRICTIONS AND DISCLAIMERS.

A.	Use of Subcontractors. Company may provide the Reference Design Materials to Company’s subcontractors to conduct work on Company’s behalf, subject to the following conditions:

i.	Company will be solely responsible and liable for all acts or omissions of Company’s subcontractors; and

ii.

Company’s subcontractor has agreed that its works and Intellectual Property Rights created are owned and assigned to Company and any works of authorship are “works made for hire” under US copyright law and owned by Company.

B.

Software. Intel will provide certain software necessary to enable proper function of [***] Products. To the extent software license terms are not specifically articulated in this Addendum or the Agreement, the terms of license will be included with the software. Intel grants to Company a non-transferable, non-exclusive, limited right and license:

i.

Under Intel’s copyrights, to (i) make a reasonable number of copies and back-ups of all or any portion of the Software for Company’s own use, and to load data into and display, view or extract output results from, and otherwise operate any portion of the Software, without the right to sublicense (iii) when permitted and source code is provided, prepare derivative works of the Software, and to distribute such derivative works in accordance with the terms of this Addendum and Agreement (ii), without the right to sublicense this subclause (iii); and (iv) copy and distribute any documentation provided with the Software as is reasonably necessary for Company to realize the purpose for which the Reference Design Materials were provided by Intel; and

ii.

Under Intel’s Licensed Patent Claims (Software) (defined below in section 5.B.ii.(c)), to (i) make copies of the Software internally only, but this right does not include the right to sublicense; (ii) use the Software internally only, including in the manner set forth in this Addendum, but this right does not include the right to sublicense; and (iii) offer to distribute, and distribute, but not sell, the Software under the license under Intel’s copyright granted in this Section, and not as a sale, but this right does not include the right to sublicense;

(a) Provided, however, that Company may distribute under an agreement having terms and conditions that are consistent with this Section; and

(b) Provided, further, that the license under the Licensed Patent Claims (Software) does not and will not apply to any modifications to, or Derivative Works of, the Software, whether made by Company or any third party even if the modification and Derivative Works are permitted.

(c) “Licensed Patent Claims (Software)” means the claims of Intel’s patents that are necessarily and directly infringed by the reproduction and distribution of the Software that is authorized in this Section, when that Software is in its unmodified form as delivered by Intel to Company and not modified or combined with anything else. Licensed Patent Claims (Software) are only those claims that Intel can license without paying, or getting the consent of, a third party.

iii.

OPEN SOURCE STATEMENT. The Software may include Open Source Software (OSS) licensed pursuant to OSS license agreement(s) identified in the OSS comments in the applicable source code file(s) or file header(s) provided with or otherwise associated with the Software. Neither Company nor any OEM, OEM, customer, or distributor may subject any proprietary portion of the Software to any OSS license obligations including, without limitation, combining or distributing the Software with OSS in a manner that subjects Intel, the Software or any portion thereof to any OSS license obligation. Nothing in this Addendum E-l limits any rights under, or grants rights that supersede, the terms of any applicable OSS license.

C.	Restrictions. The licenses granted in Sections 3 and 4 are subject to the following restrictions.

i.	Company may not alter, remove, or obscure any proprietary notices from the Reference Design Materials; and

ii.	Company may not modify or use any Reference Design Materials to exclude any of the Intel Components.

D.	No Additional Licenses or Implied Rights. As an essential basis of the bargain in this Addendum E-1 and the Agreement, it is the mutual intention of the parties that:

i.

Except as expressly provided in Sections 3 and 4, Intel grants no other licenses or rights to Company to any Intel Patents, copyrights, mask works, trade secrets, or other Intellectual Property Rights under this Addendum, expressly or by implication, estoppel, statute, or otherwise. As an essential basis of the bargain in this Addendum, it is the mutual intention of the parties that no authorizations, covenants, licenses, or rights are granted by Intel, expressly or by implication, estoppel, statute, operation of law or otherwise to any claims of any Intel Patents other than the Licensed Patent Claims;

ii.

Intel grants Company no authorizations, covenants, licenses, or rights to make or have made any Intel Products, including Intel Components, or third party products, even if referenced in the Reference Design Materials.

iii.

The consideration provided under this Addendum, as specified in this Addendum, is only for the licenses expressly granted to Company by Intel in Sections 3 and 4 of this Addendum. Any other rights from Intel, including but not limited to additional Patent rights, would require an additional license and additional consideration Nothing in this Addendum requires Intel to grant any such additional license.

E.	[Reserved.]

F.	Standards Based Technology. Company is responsible for obtaining any necessary licenses to standards-based technology that may be necessary for the manufacture, use, or sale of Company Products.

6.

NO FUTURE COMMITMENT. This Addendum does not create a future business relationship, and Intel makes no commitment in this Addendum to use, purchase, sell, license, or further develop any products Company develops based on the Reference Design Materials or Intel Components Each Party will be responsible for its own expenses, charges, and costs under this Addendum.

7.

OWNERSHIP. As between Intel and Company, the Reference Design Materials and all Intellectual Property Rights included in or related to the Reference Design Materials are owned by Intel or licensed to Intel by third parties and are duly protected by applicable laws of the United States and other countries, including copyright, trademark, Patent and other laws and international treaties. All right, title and interest in the Reference Design Materials remain the property of Intel. Company must not remove any copyright notices from the Reference Design Materials and must reproduce Intel’s and where applicable, third parties’, copyright notices on each copy of the Reference Design Materials.

8.

NO SUPPORT. Intel has no obligation to maintain, update or support the Reference Design Materials. Intel agrees to respond to reasonable requests for information or support from Company, at no cost to Intel, for 3 months after the initial delivery of BZM2 units.

9.	WARRANTIES.

A.

Intel. NO WARRANTY. The Reference Design Materials are provided “as is” with no warranties of any kind, whether written, oral, implied or statutory, including warranties of merchantability or fitness for a particular purpose, non-infringement or arising from course of dealing or usage in trade. Intel makes no warranties or representations for any inability of Company to develop, manufacture, sell, or otherwise dispose of any products utilizing the Reference Design Materials.

B.

Company. Company represents and warrants that that Company is solely responsible for making its own design decisions, and that Intel is not responsible for any regulatory compliance, quality, reliability, design, manufacturability, or operation of any product that Company may create.

10.

LIMITATION OF LIABILITY. In no event are Intel or its affiliates liable for any damages whatsoever (including, without limitation, lost profits, loss of goodwill, business interruption, or lost information) arising out of the use of or inability to use the Reference Design Materials, even if Intel has been advised of the possibility of these damages. Some jurisdictions prohibit exclusion or limitation of liability for implied warranties or consequential or incidental damages, so the above limitation may not apply to Company. Company may also have other legal rights that vary from jurisdiction to jurisdiction. In no event will Intel’s total cumulative liability to Company and any damages arising from this Addendum exceed USD $500.

11.

NON-ASSERT. Company agrees that Company will not assert any claim against Intel, alleging that the Reference Design Materials, products based on the Reference Design Materials, or any Intel Products, in whole or in part, infringe Company’s Patents.

A.

CONFIDENTIALITY. In addition, Company will not use the Reference Design Materials for any other purpose other than stated in this Addendum E-1, including, without limitation, any “Patent-Mining” activities or analyses. For example, Patent-Mining activities include: (a) filing any Patent on the basis of the Reference Design Materials or amending any Patent on the basis of the Reference Design Materials; (b) using the Reference Design Materials as a basis for preparing claim charts or asserting any claims alleging infringement of any Patents; and (c) establishing the basis for any alleged or claimed infringement of Patents in any legal proceeding.

12.	TERM AND TERMINATION.

A.	Term. This Addendum begins on the Effective Date and continues as long as Company uses the Reference Design Materials, unless earlier terminated by Intel as set forth in this Section 13.

B.

Termination by Intel. Intel may suspend this Addendum, including the licenses in Sections 3 and 4, at any time upon written notice to Company if (a) Company has failed to take reasonably effective steps to cure within sixty (60) days of notice thereof from Intel material breaches of this Addendum; or (b) if Company asserts any claim alleging that any Intel Components, the Reference Design Materials or any product based on any Intel Components or the Reference Design Materials infringes any of Company’s Patents. Intel agrees to promptly withdraw the suspension once Company has taken reasonable effective steps to cure the issues above. During a suspension, this Addendum remains in full effect If Company has not taken reasonably effective steps to cure the issues above within six (6) months of Company’s receipt of Intel’s notice of suspension, Intel has the option to terminate this Addendum, in its sole discretion.

C.

If Intel terminates this Addendum E-1 pursuant to section 13.B., the licenses to Company in Sections 3 and 4 of this Addendum E-1will immediately terminate and Company must immediately cease all use and access to the Reference Design Materials. In the event of termination for any reason, Company will promptly return or destroy the Reference Design Materials and all copies of them, in whole or in part, in its possession.

D.	Survival. The following provisions will survive the expiration or any termination of this Addendum E-1: Sections 2, 5—13.

13.	GENERAL.

A.	No Agency. No agency, franchise, partnership, joint-venture, or employee-employer relationship is intended or created by this Addendum.

B.	U.S. Government Rights. The technical data and computer software covered by this license is a “Commercial Item,” as such term is defined by the FAR 2.101 (48 C.F.R. 2.101).

C.

Export Laws. Company agrees it will not export, either directly or indirectly, any product, service or technical data or system incorporating the Reference Design Materials without first obtaining any required license or other approval from the U.S. Department of Commerce or any other agency or department of the United States Government In the event Company exports any product from the United States or re-export from a foreign destination, Company will ensure that the distribution and export/re-export or import of the product is in compliance with all laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations and the appropriate foreign government Company agrees that neither Company nor its Affiliates will export/re-export any technical data, process, product, or service, directly or indirectly, to any country for which the United States government or any agency thereof or the foreign government from where it is shipping requires an export license, or other governmental approval, without first obtaining such license or approval.

D.

Severability. If any provision of this Addendum is determined by a court to be unenforceable, either Party may terminate this Addendum in their entirety or only as to the unenforceable provision, at the terminating Party’s option.